Filed Pursuant to Rule 433(d) Registration Statement No. 333-269929 Dated April 10, 2025

Free Writing Prospectus
(To Preliminary Prospectus Supplement dated April 10, 2025 and Prospectus dated February 23, 2023)

Diageo Investment Corporation

$750,000,000 5.125% Fixed Rate Notes due 2030

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Investment Corporation
Guarantor:	Diageo plc
Notes:	$750,000,000 5.125% Fixed Rate Notes due 2030
Offering Format:	SEC Registered – Fixed Rate
Ranking:	Senior Unsecured
Trade Date:	April 10, 2025
Expected Settlement Date:	April 15, 2025 (T+3)
Maturity Date:	August 15, 2030
Interest Payment Dates:	February 15 and August 15 of each year (long first coupon payable on February 15, 2026)
Principal Amount:	$750,000,000
Net Proceeds (after underwriting discount, before expenses):	$747,982,500
Benchmark Treasury:	UST 4.000% due March 31, 2030
Benchmark Treasury Price / Yield:	99-28 1/4 / 4.026%
Spread to Benchmark Treasury:	110 bps
Re-offer Yield:	5.126%
Coupon:	5.125%
Re-offer Price:	99.961%
Optional Redemption:	At any time prior to the stated maturity date, at a redemption price equal to the greater of (1) 100% of the principal amount plus accrued interest to but excluding the date of redemption and (2) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes as if the notes to be redeemed matured on the Par Call Date discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, plus accrued interest to but excluding the date of redemption.
Par Call Date:	July 15, 2030 (the date that is one month prior to the Maturity Date).
Use of Proceeds:	General corporate purposes.

Tax Redemption:	Redeemable as described under “Description of Notes—Optional Tax Redemption” in the Preliminary Prospectus Supplement.
Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated April 10, 2025 (the “Preliminary Prospectus Supplement,” incorporating the Prospectus dated February 23, 2023, relating to the Notes). If there is any discrepancy or contradiction between this Final Term Sheet and the Preliminary Prospectus Supplement, this Final Term Sheet shall prevail.
Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” beginning on page S-9 of the Preliminary Prospectus Supplement.
Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC RBC Capital Markets, LLC Standard Chartered Bank
Settlement:	DTC; Book-entry; Transferable
Minimum Denominations:	$200,000 and integral multiples of $1,000 in excess thereof
Day Count Fraction:	30/360, Following, Unadjusted
Business Day Convention:	New York, London
Expected Listing:	London Stock Exchange
CUSIP:	25245BAC1
ISIN:	US25245BAC19
Governing Law:	State of New York
Selling Restrictions:	See “Underwriting” beginning on page S-16 of the Preliminary Prospectus Supplement.
Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

Diageo Investment Corporation

$750,000,000 5.625% Fixed Rate Notes due 2035

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Investment Corporation
Guarantor:	Diageo plc
Notes:	$750,000,000 5.625% Fixed Rate Notes due 2035
Offering Format:	SEC Registered – Fixed Rate
Ranking:	Senior Unsecured
Trade Date:	April 10, 2025
Expected Settlement Date:	April 15, 2025 (T+3)
Maturity Date:	April 15, 2035
Interest Payment Dates:	April 15 and October 15 of each year, commencing on October 15, 2025
Principal Amount:	$750,000,000
Net Proceeds (after underwriting discount, before expenses):	$743,280,000
Benchmark Treasury:	UST 4.625% due February 15, 2035
Benchmark Treasury Price / Yield:	101-25 / 4.400%
Spread to Benchmark Treasury:	130 bps
Re-offer Yield:	5.700%
Coupon:	5.625%
Re-offer Price:	99.434%
Optional Redemption:	At any time prior to the stated maturity date, at a redemption price equal to the greater of (1) 100% of the principal amount plus accrued interest to but excluding the date of redemption and (2) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes as if the notes to be redeemed matured on the Par Call Date discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, plus accrued interest to but excluding the date of redemption.
Par Call Date:	January 15, 2035 (the date that is three months prior to the Maturity Date).
Use of Proceeds:	General corporate purposes.
Tax Redemption:	Redeemable as described under “Description of Notes—Optional Tax Redemption” in the Preliminary Prospectus Supplement.
Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated April 10, 2025 (the “Preliminary Prospectus Supplement,” incorporating the Prospectus dated February 23, 2023, relating to the Notes). If there is any discrepancy or contradiction between this Final Term Sheet and the Preliminary Prospectus Supplement, this Final Term Sheet shall prevail.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” beginning on page S-9 of the Preliminary Prospectus Supplement.
Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC RBC Capital Markets, LLC Standard Chartered Bank
Settlement:	DTC; Book-entry; Transferable
Minimum Denominations:	$200,000 and integral multiples of $1,000 in excess thereof
Day Count Fraction:	30/360, Following, Unadjusted
Business Day Convention:	New York, London
Expected Listing:	London Stock Exchange
CUSIP:	25245BAE7
ISIN:	US25245BAE74
Governing Law:	State of New York
Selling Restrictions:	See “Underwriting” beginning on page S-16 of the Preliminary Prospectus Supplement.
Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

Diageo plc has filed a registration statement (including a prospectus) (File No. 333-269929) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Diageo plc and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Diageo plc or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at +1-888-603-5847; BNP Paribas Securities Corp. at +1-800-854-5674; BofA Securities, Inc. at +1-800-294-1322; Deutsche Bank Securities Inc. at +1-800-503-4611; Goldman Sachs & Co. LLC at +1-866-471-2526; RBC Capital Markets, LLC at +1-866-375-6829; and Standard Chartered Bank at +44 2078 855739.

Diageo plc currently expects delivery of the notes to occur on or about April 15, 2025, which will be the third business day following the pricing of the notes (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle on a T+3 basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing should consult their own advisors.

UK MiFIR professionals / ECPs-only / No UK PRIIPS KID/ No EU PRIIPS KID – Manufacturer target market for UK MiFIR product governance purposes is eligible counterparties and professional clients only (all distribution channels). No UK PRIIPS or EU PRIIPS key information document (KID) has been prepared as not available to retail in the United Kingdom or EEA, as applicable.

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